EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA,

domiciled in Arizona

ENDORSEMENT APPLICABLE TO QUALIFIED DEFINED BENEFIT PLANS

This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America and “you” and “your” mean the Owner.

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as a “Qualified Plan Contract” to a trust under a defined benefit plan which meets the requirements of Section 401(a) of the Code. The tax qualified provisions are being added to the Contract to comply with the requirements of the tax Code. Compliance with the tax qualified provisions prevents loss of the advantages of tax deferral and prevents penalties.

The Effective Date of this Endorsement is your Contract Date.

PART [I] – [GENERAL] DEFINITIONS

The following is added at the end of the existing Section in your Contract:

SECTION [1.01] ANNUITANT

The Annuitant must be a participant under the Plan.

The following replaces the existing Section in your Contract:

SECTION [1.13] EMPLOYER

“Employer” means an Employer that has adopted a Plan.

The following replaces the last sentence of the existing Section in your Contract:

SECTION [1.16] NON-NATURAL OWNER

Ownership of the Contract cannot be changed to an individual; except as provided in Section [6.03]; the Contract can be owned only by a Non-Natural Owner which is a trust for a plan qualified under Section 401(a) of the Code.

The following Section in your Contract is deleted and replaced with the following:

SECTION [1.17] OWNER

“Owner” means the trust for the Plan named in the Data pages. Individual Owners are not permitted.

ICC25-QPDB-Z

The following Section in your Contract is deleted and replaced with the following:

SECTION [1.19] PLAN

“Plan” means a defined benefit plan that is established, maintained and qualified under Section 401(a) of the Code. The Plan is named in the Data pages.

PART II – STRUCTURED INVESTMENT OPTION

The following is added at the end of the existing Section in your Contract:

SECTION [2.09] SEPARATE ACCOUNT FOR THE STRUCTURED INVESTMENT OPTION

For all Contracts that offer the Structured Investment Option, we hold in our Separate Account an amount equal to the Cash Values for the Structured Investment Option attributable to those Contracts. The Data Pages set forth the Separate Account(s). We have established this separate account and maintain it in accordance with the laws of the state of Arizona. Income, realized and unrealized gains and losses from the assets in this separate account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in this separate account to support the Contract and other annuity contracts. The assets of the separate account are our property. You do not participate in the performance of the separate account. We may transfer assets of the separate account in excess of reserves and other liabilities with respect to such account to another separate account or to our general account.

We may, at our discretion, invest assets of the account in any investment permitted by applicable law. We may rely exclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.

We have the right, subject to compliance with applicable law, to: (a) add new separate accounts to be used for the same purpose as the Separate Account shown in your Data Pages, (b) divide the separate account into two or more separate accounts to be used for the same purpose, and (c) combine this separate account with any other separate account that is used for the same purpose.

PART [IV] - CONTRIBUTIONS AND ALLOCATIONS

The following is added at the end of the existing Section in your Contract:

SECTION [4.02] LIMITS ON CONTRIBUTIONS

We indicate in the Data Pages and in this Section any limits on the type, source or amount of Contributions we will accept.

This Qualified Plan Contract accepts only transfer contributions from other assets or investments under the existing defined benefit qualified Plan trust. The amount to be transferred is to be determined by the Plan’s actuary in accordance with the Plan. Checks written on accounts held in the name of the Employer instead of the Plan or the trust will not be accepted. We do not accept contributions from the employee participant or contributions directly from the Employer.

ICC25-QPDB-Z

PART [VI] - WITHDRAWALS AND TERMINATION

The following is added at the end of the existing Section in your Contract:

SECTION [6.02] CONTRACT TERMINATION

(d) The Owner directs us to pay out the Cash Value under this Contract.

(e) The Plan ceases to be a Qualified Plan.

The following new Section is added to your Contract:

SECTION [6.03] SPECIAL CHANGE OF OWNERSHIP RULES

If the Owner instructs us that a distribution of this Contract is being made to the Annuitant from the Plan, then the Contract will cease to be a Qualified Plan Contract and will be converted to an individual retirement annuity contract or another appropriate contract according to our rules in effect at the time. This provision will not apply unless this a distribution made to one participant under the Plan who is also the Annuitant. The converted Contract will have the same Contract Date as this Contract.

The following new Section is added to your Contract:

SECTION [6.04] LOANS

Loans are not available under this Qualified Plan Contract.

PART [VII] - PAYMENT UPON DEATH

The following replaces the existing Section in your Contract:

SECTION [7.01] BENEFICIARY

The Owner of this Contract must be the Beneficiary who is to receive any death benefit (“Death Benefit”) payable because of your death. No other Beneficiary may be named while the Annuitant is alive. After the death of the Annuitant but before the Death Benefit is paid, the Owner may instruct us in writing in a form we accept to make the Death Benefit payable to the Annuitant’s beneficiary under the Plan.

Because the Contract is owned by a Non-Natural Owner, any applicable Death Benefit will be based on the death of the Annuitant. For purposes of this Section, “you” or “your” refer to the Annuitant when describing the Death Benefit under a Non-Natural Owner Contract.

ICC25-QPDB-Z

PART [X] - GENERAL PROVISIONS

The following replaces the existing Section in your Contract:

SECTION [10.05] ASSIGNMENTS AND TRANSFERABILITY

This Contract and any amounts payable pursuant to this Contract may not be sold, assigned, pledged, transferred, discounted, commuted, encumbered or pledged as collateral for a loan or as security for the performance of an obligation, except as permitted under applicable law. This restriction does not apply to actions required by a qualified domestic relations order as defined in Section 414(p) of the Code.

The following new Section is added to your Contract:

SECTION [10.10] CHANGE IN OWNER

The Ownership of this Contract cannot be changed, except as follows: (a) Ownership of this Contract may be transferred to a Non-Natural Owner which is a successor trust for a defined benefit plan qualified under Section 401(a) of the Code; or (b) If this Contract is distributed to an individual as described in Section [6.03]; this Contract must be changed to another type of contract which can be owned by an individual.

The following new Section is added to your Contract:

SECTION [10.11] OWNER’S RESPONSIBILITY

We will not make any payment under this Contract without instructions from the Owner in a form we accept and we will be fully discharged from any liability with respect thereto to the extent such payments are made pursuant to such instructions.

Further, it is the Owner’s responsibility to determine that any payments under the Contract, including but not limited to the Annuity Benefit form elected and the payment intervals, are permitted under the terms of the Plan, the Employee Retirement Income Security Act 1974, the Code and any other applicable laws, rules and regulations.

The following new Section is added to your Contract:

SECTION [10.12] PLAN QUALIFICATION

A “Qualified Plan” is a plan that meets the requirements for qualification under Section 401(a) of the Code and is a defined benefit plan. The Owner is to provide evidence satisfactory to us that the Plan meets the requirements of Section 401(a) and is a Qualified Plan and any other status documents we may reasonably request. If at any time the Plan is no longer a Qualified Plan, the Owner is to give us prompt written notice thereof.

If the Owner gives notice that the Plan is no longer a Qualified Plan, then upon at least thirty days advance written notice to the Owner, we will terminate the Contract under Part [VI] and pay the Cash Value to the Owner.

ICC25-QPDB-Z

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson, Chief Executive Officer]	José Ramón González Chief Legal Officer and Secretary]

ICC25-QPDB-Z
Page 5